Exhibit 99.1

Aeva Technologies, Inc.’s Reverse Stock Split Becomes Effective

Aeva Common Stock to Begin Trading on a Split-adjusted Basis on March 19, 2024

MOUNTAIN VIEW, Calif., March 18, 2024 – Aeva® (NYSE: AEVA), a leader in next-generation sensing and perception systems, today announced that its previously announced a 1-for-5 reverse stock split of its outstanding shares of common stock became effective as of March 18, 2024 at 4:01 p.m. Eastern Time. Aeva’s common stock will continue trading on the New York Stock Exchange (“NYSE”) under the existing symbol (AEVA) and will begin trading on a split-adjusted basis when the market opens on March 19, 2024, with the new CUSIP number 00835Q202.

As a result of the reverse stock split, every five issued and outstanding shares of Aeva’s common stock was automatically reclassified into one issued and outstanding share of Aeva’s common stock. No fractional shares were issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to a fractional share of common stock are instead entitled to receive a cash payment (without interest) in an amount equal to their respective pro rata share of the total proceeds of the sale of the aggregated fractional shares net of any brokerage and other costs incurred to sell such shares. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock.

Continental Stock Transfer & Trust Company is acting as the exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of Aeva’s common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of Aeva’s common stock in certificate form will receive a transmittal letter from Continental Stock Transfer & Trust Company with instructions as soon as practicable after the effective date.

The terms of outstanding warrants and equity-based awards (including exercise price and number of shares issuable thereunder) were proportionately adjusted, in accordance with the terms of the applicable agreement. Specifically, every five shares of common stock that may be purchased pursuant to the exercise of warrants prior to the Effective Time represent one share of Common Stock that may be purchased pursuant to such warrants following the Effective Time. The exercise price for each warrant following the Effective Time equals the product of five multiplied by the exercise price prior to the Effective Time. Accordingly, the exercise price for the Company’s public warrants trading under the symbol “AEVA.WS” is $57.50. The CUSIP numbers for the Company’s warrants did not change.

The reverse stock split is primarily intended to increase the per share trading price of Aeva’s common stock in order to meet the NYSE’s price criteria for continued listing.

About Aeva Technologies, Inc. (NYSE: AEVA)

Aeva’s mission is to bring the next wave of perception to a broad range of applications from automated driving to industrial robotics, consumer electronics, consumer health, security and beyond. Aeva is transforming autonomy with its groundbreaking sensing and perception technology that integrates all key LiDAR components onto a silicon photonics chip in a compact module. Aeva 4D LiDAR sensors uniquely detect instant velocity in addition to 3D position, allowing autonomous devices like vehicles and robots to make more intelligent and safe decisions. For more information, visit www.aeva.com, or connect with us on X or LinkedIn.

Aeva, the Aeva logo, Aeva 4D LiDAR, Aeva Atlas, Aeries, Aeva Ultra Resolution, Aeva CoreVision, and Aeva X1 are trademarks/registered trademarks of Aeva, Inc. All rights reserved. Third-party trademarks are the property of their respective owners.

Forward looking statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements include, but are not limited to, statements regarding the company’s ability to regain compliance with Rule 802.01C within the applicable cure periods. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, including the company’s intention to cure the NYSE deficiency and remain listed. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: (i) the fact that Aeva is an early stage company with a history of operating losses and may never achieve profitability, (ii) Aeva’s limited operating history, (iii) the ability to implement business plans, forecasts, and other expectations and to identify and realize additional opportunities, (iv) the ability for Aeva to have its products selected for inclusion in OEM products, (v) the ability to manufacture at volumes and costs needed for commercial programs, (vi) Aeva’s ability to obtain the required stockholder approvals and (vii) other material risks and other important factors that could affect our financial results. Please refer to our filings with the SEC, including our most recent Form 10-K. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Aeva assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Aeva does not give any assurance that it will achieve its expectations.

Contacts

Media:

Michael Oldenburg

press@aeva.ai

Investors:

Andrew Fung

investors@aeva.ai

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